Exhibit 99.1

AGL Credit Management announces a strategic investment by Goldman Sachs Asset Management supporting approximately $1 Billion in investment capacity

NEW YORK — March 13, 2026 — AGL Credit Management LLC (“AGL”) and funds managed by Vintage Strategies at Goldman Sachs Alternatives (“Vintage Strategies”) today announced a strategic investment by Vintage Strategies involving an investment in AGL Enhanced PC Income I LLC, a new partnership focused on private credit corporate investing opportunities, and the purchase by the partnership of an initial portfolio of senior loans.

In addition, Vintage Strategies has also provided a capital commitment to AGL Private Credit Income Fund (“AGL PCIF”), AGL’s inaugural private credit corporate investing vehicle, as part of its support of AGL’s private credit asset management franchise. In aggregate, the collaboration between AGL and Vintage Strategies is expected to add approximately $1bn of investment capacity (inclusive of anticipated third-party leverage) to further scale AGL’s differentiated leveraged lending platform.

“We are pleased to partner and expand our relationship with Goldman Sachs Alternatives as we work with preeminent institutions globally in all aspects of the business, including to create investment solutions, source assets and reach new long-term investors. This collaboration takes the relationship with Goldman Sachs Alternatives to a new level and strengthens AGL’s capabilities as a reliable partner to providers and users of corporate credit capital across cycles and changing markets,” said Peter Gleysteen, Founder, CEO and CIO of AGL.

“Our partnership with AGL demonstrates our commitment to providing strategic capital solutions to established credit managers with demonstrated investing expertise and strong track records of delivering compelling results for clients and borrowers across market cycles,” said Nachiketa Rao, Managing Director and co-head of credit secondaries and portfolio finance in Vintage Strategies at Goldman Sachs Alternatives. “We believe AGL’s well-established corporate credit platform and this partnership create an ideal foundation from which to deliver disciplined exposure to private credit at a time when investors are increasingly in search of stable yield and diversification.”

About AGL Credit Management

AGL Credit Management LLC is an independent corporate credit specialist offering investment strategies and financing solutions for investors and borrowers globally since its inception in 2019. With over $24 billion in assets under management (as of February 27, 2026), AGL’s highly experienced team focuses on the objectives of investors and borrowers through its differentiated approach to sourcing, creating and managing corporate credit assets. For more information, please visit www.aglcredit.com.

About Vintage Strategies at Goldman Sachs Alternatives

Goldman Sachs (NYSE: GS) is one of the leading investors in alternatives globally, with approximately $625 billion in assets and more than 30 years of experience. The business invests in the full spectrum of alternatives including private equity, growth equity, private credit, real estate, infrastructure, sustainability, and hedge funds. Clients access these solutions through direct strategies, customized partnerships, and open-architecture programs.

The business is driven by a focus on partnership and shared success with its clients, seeking to deliver long-term investment performance drawing on its global network and deep expertise across industries and markets.

The alternative investments platform is part of Goldman Sachs Asset Management, which delivers investment and advisory services across public and private markets for the world’s leading institutions, financial advisors and individuals. Goldman Sachs has approximately $3.6 trillion in assets under supervision globally as of December 31, 2025.

Established in 1998, Vintage Strategies at Goldman Sachs Alternatives has invested over $95 billion since inception and has been a pioneer in the secondaries industry. The business provides liquidity, capital and partnering solutions to private market investors and managers worldwide across private equity strategies.

Media Contacts

For AGL:

Prosek Partners

Josh Clarkson / Michael Jones

pro-agl@prosek.com

For Goldman Sachs:

Mary Athridge

+1 (212) 902-5400